News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston

Director, Investor Relations and Financial Planning & Analysis

Phone: 203-222-5943, FAX: 203-222-0130

Email: thomas.gelston@terex.com

TEREX ANNOUNCES FIRST QUARTER 2008 RESULTS

WESTPORT, CT, April 23, 2008 -- Terex Corporation (NYSE: TEX) today announced net income for the first quarter of 2008 of $163.3 million, or $1.59 per share, compared to net income of $113.8 million, or $1.09 per share, for the first quarter of 2007, an increase in earnings per share of 46%. Net income for the first quarter of 2007 included a $12.5 million pretax charge related to the early extinguishment of the Company's 9-1/4% Senior Subordinated Notes, which negatively impacted earnings per share by $0.08. Net sales reached $2,362.7 million in the first quarter of 2008, an increase of 17.4% from $2,012.7 million in the first quarter of 2007. The increase in net sales versus the prior year period was favorably impacted by acquisitions and by the effect of currency exchange rates (1.9% and 6.1%, respectively). All per share amounts are on a fully diluted basis.

“We are pleased with the first quarter’s results, with both net sales and net income growth posting solid double digit percentage increases versus the prior year,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “The strength of international end markets and the continued strength of the domestic U.S. ‘in-the-air’ products yielded excellent results in our Aerial Work Platforms and Cranes business segments. Continued demand for commodities drove favorable results for our Materials Processing & Mining business segment. The performance of the balance of our businesses, namely the Construction, Roadbuilding and Utility operations, were somewhat disappointing for the quarter. We believe, however, that the near term outlook is positive for the Construction segment, and that its operating margin will improve in the mid-year period and lead to good margin expansion on a year-over-year basis in 2008. In general, we think that all of our operations continue to have solid prospects heading into the remainder of the year.”

Tom Riordan, Terex President and Chief Operating Officer, added, “We remain confident about our business outlook for the remainder of 2008. Looking forward, we can see challenges in material costs, especially as we move into the second half of 2008. We intend to address these cost increases through pricing actions to recover lost margin arising from higher component costs. While we anticipate that we will be able to implement these pricing actions timely and effectively, we realize that there is a certain level of risk and exposure that may materialize in the second half of the year.”

Commenting on future earnings potential, Mr. DeFeo continued, “In February, we provided earnings guidance for our 2008 performance, indicating that we anticipated earnings per share to be between $6.65 and $7.15 and net sales to be between $10.0 and $10.5 billion. Given our strong performance this quarter, balanced against the uncertainties surrounding some of our end markets and increased input costs, we now anticipate earnings per share for 2008 to be towards the middle to high end of our previously announced range, or $6.85 to $7.15 per share, on net sales of $10.5 to $10.9 billion."

Highlights for the First Quarter of 2008

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Net Sales: Net sales reached $2,362.7 million in the first quarter of 2008, an increase of $350.0 million, or 17.4%, from $2,012.7 million in the first quarter of 2007. Global infrastructure spending continued to drive increased demand in many product categories, particularly Cranes and Materials Processing & Mining equipment, as well as the Aerial Work Platforms product category in North America. In addition, the increase in net sales versus the prior year period was favorably impacted by approximately $122 million due to the translation effect of foreign currency exchange rate changes, primarily the strength of the Euro, British Pound and Australian Dollar relative to the U.S. Dollar, as well as the inclusion of $38 million in net sales from recent acquisitions.

Income from Operations and Operating Margin: Income from operations was $256.3 million in the first quarter of 2008, an increase of $55.6 million, or 27.7%, from $200.7 million in the first quarter of 2007. The first quarter operating margin was 10.8%, up from last year’s first quarter operating margin of 10.0%. The results for the first quarter of 2008 included the effect of inventory valuation adjustments and intangible amortization of approximately $5 million related to the acquisition of both Superior Highwall Miners (SHM) and ASV. Leverage from revenue growth in our more profitable segments and the positive impact of pricing adjustments more than offset the unfavorable performance of certain product lines. Selling, general and administrative costs in the first quarter of 2008 increased $46.4 million versus the prior year period, reflecting continued investment in support of various operational improvement initiatives, including supply chain management, global sales and service capabilities in developing markets, marketing, implementation of the Terex Management System (our management information system), and our strategic sourcing initiative. Additionally, approximately $13 million of this impact was due to the translation effect of foreign currency exchange rate changes. Selling, general and administrative expenses as a percentage of net sales increased in the first quarter of 2008 when compared with 2007, to 10.9% of net sales versus 10.5% of net sales in the prior year quarter.

Interest and Other Income/Expense: Interest expense was $25.5 million for the first quarter of 2008, compared with $14.2 million in the first quarter of 2007, reflecting increased outstanding debt versus year ago levels resulting from the $800 million senior subordinated note offering completed in November 2007. Interest income also increased $5.7 million in the first quarter of 2008 versus the prior year, as the majority of the proceeds of the issuance of this new debt were held in cash and cash equivalents until the consummation of the ASV acquisition in late February 2008. Other income totaled $6.6 million for the first quarter of 2008, compared with $4.6 million for the first quarter of 2007, primarily attributable to foreign currency translation gains.

Taxes: The effective tax rate for continuing operations for the first quarter of 2008 was 33.8%, compared to the effective tax rate of 37.5% for the first quarter of 2007, as the mix of international business and the effect of recently reduced statutory rates in several European countries had a positive impact. In the first quarter of 2007, the effect of a discrete charge for the repatriation of international cash negatively impacted the effective tax rate.

Capital Structure: Return on Invested Capital (ROIC) was 27.3% for the trailing twelve months ended March 31, 2008. The Company has altered its method of how ROIC is calculated to now provide the metric on an after-tax basis. A full reconciliation is included in the Glossary at the end of this release. Cash flow from operations in the first quarter was a use of $190.4 million, a slightly higher use of cash when compared with the prior year’s first quarter. Strong earnings were more than offset by a decrease in customer advances due to certain large crane and mining equipment deliveries in the first quarter, as well as an increase in working capital ahead of anticipated sales in the second and third quarters. Debt, less cash and cash equivalents, increased $522.0 million in the first quarter to $769.2 million, compared to the first quarter of 2007, reflecting the impact of recent acquisitions and an increase in working capital, offset somewhat by increased earnings. In addition, during the first quarter of 2008, the Company repurchased approximately $52 million of Terex common stock pursuant to its previously announced stock repurchase program. Through March 31, 2008, the Company repurchased approximately $218 million of its common stock under the total authorized $700 million program, which expires June 30, 2009. The Company’s performance has led to a ratio of Debt, less cash and cash equivalents, to Total Capitalization of 23.3% at the end of the first quarter of 2008, with the largest influence on outstanding indebtedness being the cash paid in late February to acquire ASV.

Working capital: Working Capital as a percent of Trailing Three Month Annualized Sales was 24.9% at March 31, 2008, as compared to approximately 21.5% at March 31, 2007. The increase over the prior year was driven mainly by heightened inventory levels to meet expected growth, as well as 0.8% due to the addition of approximately $99 million of working capital associated with the acquisition of ASV in February 2008. While most of the inventory accumulation is associated with anticipated continued strong growth, it also reflects logistic issues arising from increased transportation times due to the globalization of our customer base, as well as challenges with supplier parts availability at certain locations. The Company is continuing to review its global manufacturing footprint to better position production closer to its customers, and aims to moderate this negative influence over the next twelve to eighteen months.

Backlog: Backlog for orders deliverable during the next twelve months was $4,815.6 million at March 31, 2008, an increase of approximately 41.1% versus the first quarter of 2007, and an increase of 15.2% versus the December 31, 2007 level. The increase from December 31, 2007 was reflected across all business segments. The increase versus the prior year’s first quarter was aided substantially by the continued strength of Crane orders, which are outpacing the Company’s ability to manufacture and deliver products to its customers. Also meaningfully contributing to the increase was the Construction business, as that segment’s backlog increased 48% over the prior year period, in response to strong Eastern European and Middle East demand, continued strong demand for material handlers in response to higher steel prices, and continued ramp-up challenges on certain product lines. Materials Processing & Mining segment backlog increased 27% over the prior year period, reflecting global infrastructure requirements. Backlog for the Aerial Work Platforms segment showed a modest improvement, while the Roadbuilding, Utility Products and Other segment declined somewhat from the prior year’s first quarter. Further details are contained in the Glossary. With regard to the reported backlog, it should be noted that Terex has not accepted firm orders for rough terrain crane delivery to take place after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflect the demand environment and potential input cost increases of the business. Production volumes for the first quarter of 2009 that have not been included in backlog approximate $210 million. The Company does not anticipate establishing pricing for rough terrain cranes for 2009 delivery until the third quarter of 2008.

First Quarter Segment Performance Review

Aerial Work Platforms: Net sales for the Aerial Work Platforms (AWP) segment for the first quarter of 2008 increased $38.9 million, or 7.1%, to $586.6 million versus the first quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 5.8%. Strong U.S. demand coupled with international demand, primarily in the Middle East, Russia and Eastern Europe, continued to drive higher sales volume. Additionally, a merger of several customers occurred in Western Europe that negatively impacted sales in that region due to a temporary halt in capital expenditures while those customers reviewed their total fleet composition. The favorable performance in the U.S. market versus expectations helped to offset slightly weaker performance versus expectations in the Western European and Asia Pacific regions. Demand for boom lifts drove sales higher, but was offset somewhat by slower telehandler sales in both the U.S. and Europe. Operating margin in the first quarter of 2008 was essentially flat when compared to the first quarter of 2007, as increased sales volume was offset by costs associated with the expansion of global sales and distribution infrastructure.

Construction: Net sales for the Construction segment for the first quarter of 2008 increased $40.5 million, or 9.9%, to $448.3 million versus the first quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes of $29.8 million and ASV sales since its acquisition of $21.3 million, net sales decreased approximately 2.6%. The U.S. market remained relatively weak and the European market was moderately slower. This decline was mostly offset with positive developments in the Middle East and Eastern Europe. Additionally, the larger construction-class off-highway truck business in Motherwell, Scotland experienced a slow-down in production rates due to challenges that arose during the shift to a mixed model production line. This shortfall is expected to be temporary, and the net result of this activity is still expected to yield significant volume opportunity and cost reduction.

Cranes: Net sales for the Cranes segment for the first quarter of 2008 increased $131.4 million, or 26.2%, to $632.2 million versus the first quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 15.4%. Very strong global demand, particularly for large crawler cranes and mobile telescopic cranes, continued to drive robust sales and order activity. Growth in rough terrain cranes sales in the quarter reflected North American and Middle East market strength, particularly from the energy sector, while sales of boom trucks and smaller truck cranes in North America remained under pressure. Operating margin increased to 13.6%, up substantially from the 10.6% reported in the first quarter of 2007, reflecting the favorable mix of sophisticated, high capacity cranes in the quarter, as well as meaningful improvement in lean manufacturing and productivity enhancements. Supplier constraints, particularly in Europe, and capacity limitations in terms of welding and assembly space have extended delivery lead times.

Materials Processing & Mining: Net sales for the Materials Processing & Mining (MPM) segment for the first quarter of 2008 increased $169.0 million, or 42.8%, to $564.3 million versus the first quarter of 2007. Excluding the translation effect of foreign currency exchange rate changes, net sales increased approximately 35.3%. The acquisition of SHM in November 2007 contributed approximately one-tenth of the 2008 sales increase, while also reducing operating profit by approximately $5 million in the quarter as a result of inventory valuation adjustments and intangible amortization. The Mining business had a very strong first quarter, with sales increasing approximately 65% when compared with the prior year period, driven by continued strong commodity demand. This increase was attributable in large part to significant commissioning activity of large hydraulic mining shovels, including the delivery of the first of two scheduled RH400’s (the world’s largest hydraulic mining shovel) to the Canadian Oil Sands project. The second shovel was commissioned in early April 2008. The Materials Processing business continues to benefit from developing market infrastructure activity. While demand remains strong in this business, capacity constraints, specifically in assembly space, are a key challenge that may impede acceleration in the growth of this business. The Company is continuing to improve historic production bottlenecks through supply management and lean manufacturing techniques.

Roadbuilding, Utility Products and Other: Net sales for the Roadbuilding, Utility Products and Other (RBUO) segment for the first quarter of 2008 decreased $9.6 million, or 5.4%, to $169.2 million versus the first quarter of 2007. This is directly related to the decrease in concrete mixer truck demand resulting from continued softness in the North American housing construction market. Additionally, the prior year’s results reflected an unusual positive effect of the Tier III engine changeover which resulted in an elevated level of customer demand ahead of the introduction of the higher cost, stricter emissions engine. Order quoting activity remains strong for both the asphalt plant and utility product businesses and shipments are expected to increase in the second quarter. The lower net sales volume in the first quarter of 2008 had a negative impact on Gross Margin and operating margin. The Company will continue to monitor the estimated fair value of the roadbuilding business for purposes of determining whether an impairment is evidenced.

Corporate / Eliminations: The increase in loss from operations to $7.2 million versus the prior year’s $6.5 million loss from operations reflects continued investment in Company-wide initiatives, namely supply chain management, manufacturing strategy, information technology, marketing, and the Terex Business System, offset by approximately $8.9 million in the allocation of incremental corporate costs to the business segments in 2008 versus the prior year.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is highly cyclical and weak general economic conditions may affect the sales of our products and financial results; our business is sensitive to fluctuations in interest rates and government spending; our business is very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our business is global and subject to changes in exchange rates between currencies, as well as international politics, particularly in developing markets; the effects of changes in laws and regulations; possible work stoppages and other labor matters; compliance with applicable environmental laws and regulations; product liability claims and other liabilities arising out of our business; investigations by the Securities and Exchange Commission and the Department of Justice; our implementation of a global enterprise system and its performance; our ability to successfully integrate acquired businesses; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this presentation. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this presentation to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2007 net sales of over $9.1 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in millions, except per share data)

	Three Months Ended March 31,
	2008	2007

Net sales	$2,362.7	$2,012.7
Cost of goods sold	1,848.7	1,600.7

Gross profit	514.0	412.0
Selling, general and administrative expenses	257.7	211.3

Income from operations	256.3	200.7
Other income (expense)
Interest income	9.1	3.4
Interest expense	(25.5)	(14.2)
Loss on early extinguishment of debt	-	(12.5)
Other income (expense) – net	6.6	4.6
Income before income taxes	246.5	182.0

Provision for income taxes	(83.2)	(68.2)
Net income	$163.3	$113.8
Earnings Per Common Share
Basic	$1.62	$1.11
Diluted	$1.59	$1.09

Weighted average number of shares outstanding in per share calculation
Basic	101.1	102.2
Diluted	103.0	104.7

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in millions, except par value)

March 31, 2008		December 31, 2007
Assets
Current assets
Cash and cash equivalents	$604.2	$1,272.4
Trade receivables (net of allowance of $67.0 and $62.5 at March 31, 2008 and December 31, 2007, respectively)	1,407.5	1,195.8
Inventories	2,362.0	1,934.3
Deferred taxes	162.8	166.3
Other current assets	252.4	208.1
Total current assets	4,788.9	4,776.9
Long-term assets
Property, plant and equipment - net	475.6	419.4
Goodwill	1,022.3	699.0
Deferred taxes	122.9	143.1
Other assets	321.6	277.9

Total assets	$6,731.3	$6,316.3

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$26.9	$32.5
Trade accounts payable	1,411.8	1,212.9
Accrued compensation and benefits	194.0	194.8
Accrued warranties and product liability	141.9	132.0
Customer advances	140.3	181.8
Other current liabilities	448.6	421.3
Total current liabilities	2,363.5	2,175.3
Non-current liabilities
Long-term debt, less current portion	1,346.5	1,319.5
Retirement plans and other	483.2	478.3
Total liabilities	4,193.2	3,973.1
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 106.8 and 106.2 shares at March 31, 2008 and December 31, 2007, respectively	1.1	1.1
Additional paid-in capital	1,007.6	1,004.1
Retained earnings	1,448.0	1,284.7
Accumulated other comprehensive income	337.3	256.6
Less cost of shares of common stock in treasury – 6.5 and 5.9 shares at March 31, 2008 and December 31, 2007, respectively	(255.9)	(203.3)
Total stockholders’ equity	2,538.1	2,343.2

Total liabilities and stockholders’ equity	$6,731.3	$6,316.3

TEREX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in millions)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net income	$163.3	$113.8
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	17.2	15.9
Amortization	5.2	2.4
Deferred taxes	23.2	(2.6)
Loss on early extinguishment of debt	-	3.2
Gain on sale of assets	(0.8)	(4.9)
Stock-based compensation	17.0	15.7
Excess tax benefit from stock-based compensation	(6.0)	(10.8)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(133.8)	(182.3)
Inventories	(289.4)	(248.1)
Trade accounts payable	112.3	128.8
Accrued compensation and benefits	(28.4)	(30.4)
Income taxes payable	46.5	47.4
Accrued warranties and product liability	(0.7)	3.9
Customer advances	(48.1)	18.2
Other, net	(67.9)	(35.0)
Net cash used in operating activities	(190.4)	(164.8)
Investing Activities
Acquisition of businesses, net of cash acquired	(439.1)	-
Capital expenditures	(24.8)	(22.2)
Proceeds from sale of assets	2.0	8.9
Net cash used in investing activities	(461.9)	(13.3)
Financing Activities
Principal repayments of long-term debt	-	(200.0)
Excess tax benefit from stock-based compensation	6.0	10.8
Proceeds from stock options exercised	0.7	4.2
Net borrowings (repayments) under credit facility	(6.6)	115.1
Share repurchase	(44.4)	(5.4)
Other, net	(0.6)	2.3
Net cash used in financing activities	(44.9)	(73.0)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	29.0	5.6
Net Decrease in Cash and Cash Equivalents	(668.2)	(245.5)
Cash and Cash Equivalents at Beginning of Period	1,272.4	676.7
Cash and Cash Equivalents at End of Period	$604.2	$431.2

Note: The Company revised upward Cash and Cash Equivalents at End of Period and Trade Accounts Payable for March 31, 2007 by $26 million related to book overdrafts to conform with current period presentation.

TEREX CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS DISCLOSURE

(in millions)

(unaudited)

	First Quarter
	2008		2007
		% of		% of
		Net sales		Net sales
Consolidated
Net sales	$2,362.7		$2,012.7
Gross profit	$514.0	21.8%	$412.0	20.5%
SG&A	257.7	10.9%	211.3	10.5%
Income from operations	$256.3	10.8%	$200.7	10.0%

AWP
Net sales	$586.6		$547.7
Gross profit	$166.6	28.4%	$146.4	26.7%
SG&A	60.0	10.2%	47.1	8.6%
Income from operations	$106.6	18.2%	$99.3	18.1%

Construction
Net sales	$448.3		$407.8
Gross profit	$57.7	12.9%	$50.4	12.4%
SG&A	54.6	12.2%	44.3	10.9%
Income from operations	$3.1	0.7%	$6.1	1.5%

Cranes
Net sales	$632.2		$500.8
Gross profit	$140.3	22.2%	$99.6	19.9%
SG&A	54.5	8.6%	46.6	9.3%
Income from operations	$85.8	13.6%	$53.0	10.6%

MPM
Net sales	$564.3		$395.3
Gross profit	$127.6	22.6%	$90.3	22.8%
SG&A	58.9	10.4%	43.9	11.1%
Income from operations	$68.7	12.2%	$46.4	11.7%

RBUO
Net sales	$169.2		$178.8
Gross profit	$21.7	12.8%	$24.1	13.5%
SG&A	22.4	13.2%	21.7	12.1%
Income from operations	$(0.7)	(0.4)%	$2.4	1.3%

Corporate/Eliminations
Net sales	$(37.9)		$(17.7)
Income from operations	$(7.2)	19.0%	$(6.5)	36.7%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars, and are as of or for the period ended March 31, 2008, unless otherwise indicated.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of Terex’s business is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2008	Mar 31, 2007	% change	Dec 31, 2007	% change

Consolidated Backlog	$4,815.6	$3,413.0	41.1%	$4,180.9	15.2%

AWP	$701.0	$675.5	3.8%	$652.4	7.4%

Construction	$886.1	$598.8	48.0%	$682.2	29.9%

Cranes (1)	$2,189.1	$1,285.9	70.2%	$2,005.5	9.2%

MPM	$889.8	$700.1	27.1%	$692.9	28.4%

RBUO (2)	$149.6	$152.7	(2.0)%	$147.9	1.1%

(1)

Terex has not accepted firm orders for rough terrain crane delivery to take place after January 1, 2009. This was designed to ensure that prices for 2009 delivery sufficiently reflect the demand environment and potential input cost increases of the business. Production volumes for which firm orders have not yet been accepted for the first quarter of 2009 have not been included in backlog and approximate $210 million.

(2)	Backlog for Terex Government Programs of $31.4 million at March 31, 2008 and $52.8 million at December 31, 2007 was moved to the respective segments that produce the product being sold.

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company’s financial condition.

Long term debt, less current portion	$1,346.5
Notes payable and current portion of long-term debt	26.9

Debt	$1,373.4

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from Income from operations back into Income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended March 31,
	2008	2007
Income from operations	$256.3	$200.7
Depreciation	17.2	15.9
Amortization	5.2	2.4
Bank fee amortization not included in Income from operations	(0.8)	(0.5)
EBITDA	$277.9	$218.5

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Net Operating Profit After Tax (NOPAT) is calculated by multiplying Income from operations by a figure equal to one minus the effective tax rate of the Company. The effective tax rate is equal to the (Provision for)/benefit from Income taxes divided by Income before income taxes for the respective quarter.

Operating Margin is defined as the ratio of Income from Operations to Net Sales.

Return on Invested Capital, or ROIC, is calculated by Terex by dividing the sum of the last four quarters’ Net Operating Profit After Tax (as defined above) by the average of the sum of Total stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the last five quarters ended Consolidated Balance Sheets. ROIC is calculated by using the last four quarters’ Net operating profit after tax, as this represents the most recent twelve month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, Terex includes the average of five quarter’s ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors of Terex use ROIC as one of the primary measures to assess operational performance, including in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because our management believes that it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. ROIC measures return on the full enterprise-wide amount of capital invested in our business, as opposed to another metric such as return on shareholder’s equity that only incorporates book equity, and is thus a more accurate and descriptive measure of our performance. Terex also believes that adding Debt less Cash and cash equivalents to Total stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

	Mar 08	Dec 07	Sep 07	Jun 07	Mar 07
Income before income taxes	$246.5	$236.0	$230.0	$271.3
Divided by: Provision for income taxes	83.2	62.0	78.5	96.7
Effective tax rate	33.8%	26.3%	34.1%	35.6%

Income from operations	256.3	239.9	236.3	284.5
Multiplied by: 1 minus Effective tax rate	66.2%	73.7%	65.9%	64.4%
Net operating profit after tax	169.7	176.8	155.7	183.2

Debt (as defined above)	$1,373.4	$1,352.0	$705.6	$651.7	$678.4
Less: Cash and cash equivalents	(604.2)	(1,272.4)	(516.6)	(453.4)	(431.2)
Debt less Cash and cash equivalents	$769.2	$79.6	$189.0	$198.3	$247.2

Total stockholders’ equity	$2,538.1	$2,343.2	$2,254.4	$2,073.4	$1,851.9

Debt less Cash and cash equivalents plus Total stockholders’ equity	$3,307.3	$2,422.8	$2,443.4	$2,271.7	$2,099.1

NOPAT (4 qtrs)	685.4
Avg Net Debt plus Equity (5 qtr ends)	2,508.9

After tax ROIC	27.3%

Total Capitalization is a measure that aids in the evaluation of the Company’s balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company’s valuation, liquidity and overall health. Total capitalization as of March 31, 2008 is defined as the sum of:

•	Total stockholders’ equity; and
•	Debt (as defined above);
•	Less: Cash and cash equivalents.

Total stockholders' equity	$2,538.1
Debt (as defined above)	1,373.4
less: Cash and cash equivalents	604.2

Total Capitalization	$3,307.3

Trailing Three Month Annualized Sales is calculated using the net sales for the quarter multiplied by four.

1st Quarter Net Sales	$2,362.7
x	4
Trailing Three Month Annualized Sales	$9,450.8

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of March 31, 2008, working capital was:

Inventories	$2,362.0
Trade Receivables, net	1,407.5
Less: Trade Accounts Payable	1,411.8
Total Working Capital	$2,357.7

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Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com